Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

FNB United Corp.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of FNB United Corp. of our report dated June 25, 2007, with respect to the statements of net assets available for benefits of the FNB Retirement/Savings Plus Benefit Plan as of September 30, 2006 and 2005 and the related statement of changes in net assets available for benefits for the year ended September 30, 2006, which report appears in the annual report on Form 11-K of FNB United Corp. for the year ended September 30, 2006.

/s/ Dixon Hughes PLLC

Raleigh, North Carolina
June 25, 2007